                                    Rule 424(b)(3) of the Securities Act of 1933
                                    Registration Statement 333-70683

PROSPECTUS SUPPLEMENT NO. 1
(TO PROSPECTUS DATED January 15, 1999)

                           AMERICAN TOWER CORPORATION

     This Prospectus Supplement No. 1 supplements the Prospectus dated January 15, 1999 of American Tower Corporation ("ATC" or the "Company") with respect to the filing on January 21, 1999 of a Form 8-K, which is attached hereto.

Any statement contained in the Prospectus as heretofore supplemented shall be deemed to be modified or superseded to the extent that a statement contained in the Form 8-K modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Prospectus.

                            ________________________


              Prospectus Supplement No. 1, dated January 21, 1999

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

      Date of Report (Date of earliest event reported): January 21, 1999
                              (January 21, 1999)

                           AMERICAN TOWER CORPORATION
                           --------------------------
             (Exact name of registrant as specified in its charter)


    Delaware                           001-14195              65-0723837
----------------------------         ------------         ------------------
(State or Other Jurisdiction         (Commission          (IRS Employer
   of Incorporation)                 File Number)         Identification No.)



               116 Huntington Avenue
               Boston, Massachusetts                    02116
       ----------------------------------------------------------------
         (Address of Principal Executive Offices)          (Zip Code)



                                (617) 375-7500
           --------------------------------------------------------
             (Registrant's telephone number, including area code)

Item 5.  Other Event.

     American Tower Corporation (NYSE: AMT) announced on January 21, 1999 that it has filed a registration statement with the Securities and Exchange Commission to register the public offering of 18.0 million shares of Class A Common Stock by the company (exclusive of an over-allotment option of 1,930,000 shares which the company has granted to the underwriters). In addition, certain selling stockholders plan to sell 1.3 million shares as part of this registration. The offering price per share will be determined based on the current market price of the Class A Common Stock. Proceeds from the offering will be used by the company to finance tower acquisitions and construction projects and for general working capital purposes. Credit Suisse First Boston is the lead underwriter for the offering. The company expects to complete the offering in early February, subject to market conditions.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Copies of a Preliminary Prospectus may be obtained from the Prospectus Department of Credit Suisse First Boston, 11 Madison Avenue, New York, New York 10010.

American Tower Corporation is a leading independent owner and operator of broadcast and wireless communications sites in the United States, and giving effect to announced pending transactions, will operate more than 3,200 towers in 44 states and the District of Columbia. Based in Boston, the Company has a national footprint with regional hubs in Boston, Atlanta, Chicago, Houston, and San Francisco.

                                     * * *
   This press release contains "forward-looking statements" concerning future expectations, plans or strategies that involve a number of risks and uncertainties. The Company wishes to caution readers that certain factors may have affected the Company's actual results and could cause results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Such factors include, but are not limited to (i) substantial capital requirements and leverage principally as a consequence of its ongoing acquisitions and construction activities, (ii) dependence on demand for wireless communications and implementation of digital television, (iii) the success of the Company's tower construction program, and (iv) the successful operational integration of the Company's business acquisitions. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

                                   SIGNATURES


   Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                             AMERICAN TOWER CORPORATION
                             (Registrant)


Date: January 21, 1999
                             By: /s/ Justin D. Benincasa
                                ----------------------------------------------
                                Name: Justin D. Benincasa
                                Title: Vice President and Corporate Controller